Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

EXECUTES DEFINITIVE AGREEMENT TO

SELL TWO ACUTE CARE HOSPITALS

NAPLES, FLORIDA (June 4, 2007) Health Management Associates, Inc. (NYSE: HMA) (“HMA” or the “Company”) announced today that it has signed a definitive agreement to sell two acute care hospitals to Wellmont Health System. This transaction is expected to be completed on or before August 1, 2007, and is subject to various regulatory approvals. HMA expects to use the proceeds of the sale for general corporate purposes, which includes debt repayment.

The hospitals are:

•	Lee Regional Medical Center, Pennington Gap, Virginia – 80 beds

•	Mountain View Regional Medical Center, Norton, Virginia – 133 beds

Under the agreement, Wellmont Health System has committed to offer employment to substantially all current employees who are in good standing at both hospitals.

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. Upon completion of the sale of Mountain View Regional Medical Center and Lee Regional Medical Center, HMA will operate 59 hospitals in 15 states with approximately 8,500 licensed beds.

All references to “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. or its affiliates.

-more-

Health Management Associates, Inc., Page 2

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

###